Exhibit 5.1

November 4, 2004

MarketAxess Holdings Inc.
140 Broadway, 42nd Floor
New York, NY 10005

Dear Ladies and Gentlemen:

We are acting as counsel to MarketAxess Holdings Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of up to 7,061,306 shares of common stock, par value $ .003 per share, of the Company (the “Shares”). 7,061,306 Shares are to be issued by the Company pursuant to the Company’s 2000, 2001 and 2004 Stock Incentive Plans (the “Plans”). The Shares are to be issued by the Company upon grant, vesting or the exercise of certain stock-based awards (the “Awards”) granted and to be granted pursuant to the Plans.

As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plans. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon grant, exercise or vesting of the Awards in accordance with the terms of the Plans, as applicable, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PROSKAUER ROSE LLP

/s/Proskauer Rose LLP